Exhibit 99.1

Stockholders of PennantPark Floating Rate Capital Ltd. and MCG Capital Corporation Overwhelmingly Approve Merger Transaction
Transaction Expected to Close Promptly

ARLINGTON, VA and NEW YORK - August 14, 2015 - PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) and MCG Capital Corporation (NASDAQ: MCGC) announced that at their respective special meetings held today, stockholders of each company overwhelmingly voted to approve the proposals related to the previously announced merger agreement dated April 28, 2015 among MCG, PFLT, two of PFLT’s wholly-owned subsidiaries and PFLT’s investment adviser.

•
PFLT’s stockholders approved the issuance of PFLT common stock in connection with the merger agreement, with approximately 89% of the shares voted at the special meeting voting in favor of the proposal.

•	MCG’s stockholders approved the merger agreement and the merger, with more than 90% of the shares voted at the special meeting voting in favor of the proposal.
The merger is expected to close on or about August 18, 2015.
Keefe, Bruyette & Woods, Inc. and SunTrust Robinson Humphrey, Inc. are serving as financial advisers to PFLT, Dechert LLP and Venable LLP are serving as legal counsel to PFLT. Morgan Stanley is serving as financial adviser to MCGC, Wachtell, Lipton, Rosen & Katz is serving as legal counsel to MCGC and Sutherland Asbill & Brennan LLP is serving as legal counsel to MCGC with respect to the Investment Company Act of 1940.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.
PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, PennantPark Floating Rate Capital Ltd. may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.
ABOUT MCG CAPITAL CORPORATION
MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Its investment objective is to achieve attractive returns by generating current income and capital gains on its investments. Its capital is generally used by its portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purpose.
FORWARD-LOOKING STATEMENTS
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the satisfaction of customary closing conditions to the merger and other factors described from time to time in filings with the Securities and Exchange Commission (the “SEC”). Neither PFLT nor MCG undertakes any duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACTS:

Aviv Efrat
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com

Scott Walker
MCG Capital Corporation
(703) 247-7559
swalker@MCGCapital.com